CERTIFICATE OF MERGER
                                        OF
                                SEAFOODS PLUS, LTD.
                                (a Utah corporation)
                                       INTO
                           CADAPULT GRAPHIC SYSTEMS, INC.
                              (a Delaware corporation)

     The undersigned corporation, Cadapult Graphic Systems, Inc., does hereby certify as follows:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

     NAME                                  STATE OF INCORPORATION
     ------------------------------        ----------------------
     Cadapult Graphic Systems, Inc.        Delaware
     Seafoods Plus, Ltd.                   Utah

     SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

     THIRD: That the name of the surviving corporation of the merger is Cadapult Graphic Systems, Inc., a Delaware corporation.

     FOURTH: That the Certificate of Incorporation of Cadapult Graphic Systems, Inc., a Delaware corporation which is surviving the merger, shall be the Certificate of Incorporation of the surviving corporation.

     FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 110 Commerce Drive, Allendale, New Jersey 07401.

     SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, upon request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: The authorized capital stock of the only foreign constituent corporation which is a party to the merger is as follows:

                                                              Par Value
     Corporation             Class          No. of Shares     Per Share
     --------------          ------------   -------------     ------------
     Seafoods Plus,
       Ltd. (Utah)           Common Stock   50,000,000        $.001 Par Value

     EIGHTH: The Agreement and Plan of Merger provides that upon the filing of the Certificates of Merger with respect to the Merger with the Secretary of State of Delaware and the Secretary of State of Utah, each share of Common Stock of the merged corporation, Seafoods Plus, Ltd., a Utah corporation, issued and outstanding immediately prior to the merger and all rights in respect thereto shall be changed and converted into one share of Common
Stock of the surviving corporation, Cadapult Graphic Systems, Inc., a Delaware corporation.

     IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized have executed the foregoing Certificate of Merger for the corporation under the penalties of perjury this 10th day of August, 1998.

Dated:  August 10, 1998


                                  CADAPULT GRAPHIC SYSTEMS, INC.

                                  By:  /s/ Michael W. Levin
                                       ---------------------------
                                       Michael W. Levin
                                       Chairman and President